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Exhibit 10.4
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of January 25, 2008 (the "Effective Date") by and among WELLCARE HEALTH PLANS, INC., a Delaware corporation ("WellCare"), COMPREHENSIVE HEALTH MANAGEMENT, INC., a Florida corporation (the "Corporation"), and HEATH SCHIESSER, an individual ("Executive"), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Corporation desires to employ Executive as its President and Chief Executive Officer and the President and Chief Executive Officer of WellCare, and Executive desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND DUTIES

1.1 Employment.  The Corporation hereby employs Executive as President and Chief Executive Officer of the Corporation, upon the terms and conditions set forth in this Agreement.  During the Term, Executive also shall be employed as President and Chief Executive Officer of WellCare.  Notwithstanding the foregoing, Executive agrees that, if requested by the Company in the event the Corporation hires a Chief Operating Officer, Executive will relinquish the title of President for as long as the Corporation employs a Chief Operating Officer, and the relinquishment of such title shall not constitute Good Reason for purposes of this Agreement.  Executive shall report directly to the Board of Directors of WellCare (the "Board").  Executive shall be appointed to the Board as of the Effective Date and be nominated to continue to serve as a member of the Board at each election of directors during the Term and, if a Board member, shall be on the Executive Committee thereof, if any.

1.2 Term.  The Corporation will employ Executive, and Executive will serve as President (as applicable) and Chief Executive Officer of the Corporation, for a term (the "Term") of four (4) years, commencing on the Effective Date, unless earlier terminated under Article 4; provided, that the Term shall automatically renew for additional one-year periods unless either the Corporation or Executive gives notice of non-renewal at least ninety (90) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3 Duties.  Executive shall perform all the duties and obligations reasonably associated with the positions of President (as applicable) and Chief Executive Officer and consistent with the Bylaws of WellCare and the Corporation as in effect from time to time, subject to the supervision of the Board, and such other executive duties consistent with the foregoing as are mutually agreed upon from time to time by Executive and the Board;

provided, however, that if the Corporation should have an Executive Chairman, Executive will share responsibility, together with such Executive Chairman, for (a) the strategic direction of the Corporation and (b) the Corporation's compliance and regulatory programs (for which compliance and regulatory programs the Executive Chairman will have primary responsibility).  Executive shall perform the services contemplated herein faithfully and diligently.  Executive shall devote substantially all his business time and efforts to the rendition of such services; provided, that Executive may participate in social, civic, charitable, religious, business, educational or professional associations and, with the prior approval of the Board, serve on the boards of directors of companies, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder.

1.4 Primary Work Location.  Executive will perform the services hereunder at the Corporation's offices located in the metropolitan area of Tampa, Florida.  Executive acknowledges and agrees that the nature of the Corporation's business will require travel from time to time.

ARTICLE 2
COMPENSATION

2.1 Salary.  In consideration for Executive's services hereunder, the Corporation shall pay Executive an annual salary at the rate of not less than $400,000 per year during each of the years of the Term, payable in accordance with the Corporation's regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings).  The annual salary shall be reviewed by the Compensation Committee of the Board, or if there is none, the Board (the "Committee") no less frequently than annually and may be increased (but not decreased) from its then-existing level at the discretion of the Committee.

2.2 Bonus.  Executive shall be entitled to earn bonuses with respect to each fiscal year (or partial fiscal year) during the Term, based upon Executive's achievement of performance objectives set by the Committee after consultation with Executive, with a targeted bonus of two hundred percent (200%) of Executive's annual salary for such fiscal year (or partial fiscal year).  Any such bonus earned by Executive shall be paid annually within thirty (30) days after the delivery of audited financial statements by the Corporation's outside auditing firm.  Executive may also receive special bonuses in additional to his annual bonus eligibility at the discretion of the Committee.

2.3 Incentive Awards.

2.3.1 Initial Equity Compensation.  As an additional element of compensation to Executive, in consideration of the services to be rendered hereunder, on the Effective Date, WellCare shall grant to Executive 250,000 shares of WellCare's common stock (the "Restricted Stock") and an option to purchase 500,000 shares of WellCare's common stock for an exercise price per share equal to the fair market value of one share of WellCare's common stock as of the close of business on the Effective Date (the "Option").  The terms and conditions of the Restricted Stock shall be governed by one or more stock award agreements reflecting such grant, and the terms of the Option shall be governed by a stock option agreement reflecting such grant, each consistent with the applicable stock incentive plan of WellCare and providing for, among other things, the terms set forth in this Section 2.3.  The Option shall vest in equal monthly installments on the 25th day of each calendar month for forty-eight (48) months commencing on the Effective Date.  The Restricted Stock shall vest in equal quarterly installments on the 25th day of every third calendar month for forty-eight (48) months commencing on the Effective Date.  Both the Option and the Restricted Stock awards shall be subject to accelerated vesting as provided in Section 2.3.3.  With respect to the 100,000 shares of the Restricted Stock that are scheduled to vest first, Executive shall make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Corporation shall pay, on a fully grossed-up basis, all federal, state, and local income taxes incurred by Executive on compensation resulting from the grant or vesting of such Restricted Stock.  Any payment of taxes under the preceding sentence shall be made to or for the benefit of Executive when such taxes are required to be paid or remitted to the taxing authority, but in any event by December 31 of the calendar year following the calendar year in which the taxes are remitted, or, if no taxes are remitted, by December 31 of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of an audit or litigation relating to the taxes.  Upon the vesting of the remaining 150,000 shares of Restricted Stock, Executive may make a payment to the Corporation, or authorize the Corporation to withhold from funds otherwise due to Executive, an amount equal to any applicable federal, state and local taxes required to be paid or withheld by the Corporation as a result of such vesting, in which case the Corporation shall remit such full amount to the relevant taxing authority.  If Executive does not make such a payment, or authorize the withholding of other funds, Executive shall surrender to the Corporation shares of such Restricted Stock having a fair market value at the time of such vesting equal to the amount of any applicable federal, state and local taxes required to be paid or withheld by the Corporation as a result of such vesting, in which case the Corporation shall remit such full amount to the relevant taxing authority.

2.3.2 Future Awards.  In addition to the Restricted Stock and the Option, at appropriate times hereafter, the Committee shall review Executive's long-term compensation and, after consultation with Executive, shall consider granting additional stock options, restricted stock and/or other long term incentive compensation to Executive.

2.3.3 Acceleration of Vesting.  The vesting of all long-term incentive compensation awards to Executive, including, without limitation, the Option, the Restricted Stock, and all other equity-based incentive compensation awards (collectively, "Incentive Awards"), shall be subject to acceleration as set forth in Section 4.3.2(c).  In addition, the vesting of all of Executive's Incentive Awards shall be accelerated in full in connection with a Change of Control (as defined in Section 2.4), such that all such Incentive Awards are fully vested immediately prior to such Change of Control.

2.3.4 Exercisability of Options.  Except with respect to options granted prior to the date hereof, all vested options (including the Option, to the extent it vests) will terminate on the earlier of, and be exercisable until, (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive's employment with the Corporation, regardless of the cause of such termination.  As provided in the stock option agreements pertaining to such options, unvested options will terminate on the termination of Executive's employment with the Corporation, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or this Agreement.

2.4 Definition of Change of Control.

2.4.1  For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

(a)
The direct or indirect acquisition by an unrelated Person or Group of Beneficial Ownership of stock that, together with stock already Beneficially Owned by such Person or Group, constitutes more than 50% of the voting power of WellCare's issued and outstanding voting stock or more than 50% of the fair market value of WellCare's issued and outstanding stock;

(b)	The direct or indirect sale or transfer by WellCare of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(c)
The merger, consolidation or reorganization of WellCare with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of WellCare's issued and outstanding voting securities immediately before such merger or consolidation do not own, directly or indirectly, more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(d)
During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to the Board or whose nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

2.4.2 Notwithstanding Section 2.4.1, none of the events set forth in Section 2.4.1 shall constitute a Change of Control if such event is not a "Change in Control Event" under Treasury Regulations Section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.

2.4.3 For purposes of determining whether a Change of Control has occurred, a Person or Group shall not be deemed to be "unrelated" if: (a) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of WellCare's voting securities immediately before the transaction in question, (b) WellCare has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (c) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.

2.4.4 The terms "Person," "Group," "Beneficial Owner," and "Beneficial Ownership" shall have the meanings used in the Securities Exchange Act of 1934, as amended.   Notwithstanding the foregoing, (a) Persons will not be considered to be acting as a "Group" solely because they purchase or own stock of WellCare at the same time, or as a result of the same public offering, (b) Persons will be considered to be acting as a "Group" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with WellCare, and (c) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.

ARTICLE 3
EXECUTIVE BENEFITS

3.1 Vacation.  Executive shall be entitled to not less than four weeks of vacation each calendar year, without reduction in compensation, and otherwise in accordance with the general policies of the Corporation applicable generally to other senior executives of the Corporation.

3.2 Employee Benefits.  Executive shall receive all group insurance and pension plan benefits and any other benefits on the most favorable basis available to any senior executive of the Corporation under the Corporation personnel policies in effect from time to time.  Executive shall receive all other such fringe benefits as the Corporation may offer to other senior executives of the Corporation generally under the Corporation personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

3.3 Indemnification; Insurance.  Concurrently with the execution of this Agreement, WellCare, the Corporation and Executive are entering into an Indemnification Agreement providing, among other things, for indemnification of Executive to the fullest extent permitted by applicable law.  In addition, the Corporation shall cause Executive to be covered by policies of directors and officers liability insurance covering directors and officers of the Corporation, copies of which have been or will be provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Corporation.  The Corporation acknowledges that it currently maintains $100,000,000 of unencumbered limits of A-Side DIC insurance covering only (a) existing independent directors and (b) directors and officers (including Executive) whose service in such capacity is commencing on or after the Effective Date, and agrees that, in addition to such A-Side DIC insurance, as soon as reasonably practical, it will obtain new or renewed directors and officers liability insurance program, with fresh limits, that is at least as broad in coverage terms and amount as the Corporation's existing directors and officers liability insurance program (such existing A-Side DIC insurance and such new or renewed program, collectively, the "Current Coverage").  The Corporation shall use commercially reasonable efforts to cause policies of directors and officers liability insurance, at least as broad in coverage terms and amount as the Current Coverage, with fresh limits every year, to be maintained throughout the term of Executive's employment with the Corporation and for at least six years thereafter.  In the event of any merger or other acquisition of the Corporation, the Corporation shall no later than immediately prior to consummation of such transaction purchase at least six years of "tail" or extended coverage to cover acts or omissions of Executive during the term of his employment (unless such transaction does not result in a diminution in coverage available to Executive or in fact provides greater coverage to Executive).

3.4 Reimbursement for Expenses.  Executive shall be reimbursed by the Corporation for all documented reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Corporation in accordance with the policies of the Corporation in effect from time to time.

ARTICLE 4
TERMINATION

4.1 Grounds for Termination.

4.1.1 Death or Disability.  Executive's employment shall terminate immediately in the event of Executive's death or Disability.  "Disability" means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable to effectively carry out his duties and obligations under this Agreement or unable to effectively and actively participate in the management of WellCare and the Corporation for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months of the Term.  If there should be a dispute between the Corporation and Executive as to Executive's Disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by the Florida Medical Association.  The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

4.1.2 Cause.  The Corporation shall have the right to terminate Executive's employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events ("Cause"):

(a)
any willful act or willful omission, other than as a result of Executive's Disability, that represents a breach of any of the terms of this Agreement to the material detriment of WellCare or the Corporation;

(b)
bad faith by Executive in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of Executive's Disability, to the material detriment of WellCare or the Corporation; or

(c)
Executive's conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.

provided, however, that if a Change of Control shall occur during the Term, then the foregoing clause (a) shall thereafter cease to constitute part of the definition of "Cause" hereunder.

4.1.3 Good Reason.  Executive may terminate his employment under this Agreement by giving written notice to the Corporation upon the occurrence of any one or more of the following events ("Good Reason"):

(a)	a material diminution during the Term in Executive's authority, duties or responsibilities, or any change in Executive's title except as permitted pursuant to Section 1.1;

(b)
Executive no longer serving on the Board, other than pursuant to his removal from the Board for cause pursuant to a vote of the equityholders of WellCare or due to Executive's resignation from the Board;

(c)	a diminution during the Term in Executive's base salary or bonus opportunity;

(d)	a material breach by WellCare or the Corporation of any term of this Agreement; or

(e)	a change in Executive's office location to a point more than fifty (50) miles from Executive's offices in Tampa, Florida.

4.1.4 Opportunity to Cure.  Notwithstanding Sections 4.1.2 and 4.1.3, it shall be a condition precedent to a party's right to terminate Executive's employment for Cause or Good Reason, as applicable, that (a) such party shall have first given the other party written notice stating with reasonable specificity the breach on which such termination is premised within 90 days after the party providing such notice becomes aware of such breach, and (b) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within forty-five (45) days after receipt of such notice.

4.1.5 Any Other Reason.  Notwithstanding anything to the contrary herein, the Corporation shall have the right to terminate Executive's employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive's employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Corporation.

4.2 Termination Date.  Except as provided in Section 4.1.1 with respect to Executive's death or Disability, and subject to Section 4.1.4, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or the Corporation, as the case may be, of  such termination or upon such other later date as may be provided herein or specified by the Corporation or Executive in the notice (the "Termination Date").

4.3 Effect of Termination.

4.3.1 Termination with Cause or without Good Reason.  In the event that Executive's employment is terminated by the Corporation with Cause or by Executive without Good Reason, the Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date. "Accrued Obligations" means the sum of (a) Executive's base salary hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Termination Date to the extent not theretofore paid, and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date to the extent not theretofore paid.

4.3.2 Termination without Cause or with Good Reason.  In the event that Executive's employment is terminated by the Corporation without Cause or by Executive for Good Reason:

(a)	The Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days the Termination Date;

(b)
The Corporation shall pay to Executive, in a lump sum in cash no later than the Severance Payment Deadline (as defined in Section 4.3.4), an amount equal to two (2) times (or, if the Termination Date occurs on or after the first anniversary of the Effective Date, one (1) times) the sum of (a) Executive's annual salary as in effect on the Termination Date and (b) the greater of (i) Executive's target bonus for the fiscal year during which the Termination Date occurs or (ii) the highest performance bonus earned by Executive with respect to any preceding fiscal year;

(c)
The vesting of all of Executive's Incentive Awards shall be accelerated such that the Incentive Awards are vested as of the Termination Date to the same extent that the Incentive Awards would have been vested had Executive's employment continued for twenty-four (24) months (or, if the Termination Date occurs on or after the first anniversary of the Effective Date, twelve (12) months) after the Termination Date; and

(d)
For a period of twenty-four (24) months (or, if the Termination Date occurs on or after the first anniversary of the Effective Date, twelve (12) months) after the Termination Date, the Corporation shall continue to provide medical, dental and vision care and life insurance benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 3.2; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Corporation's health insurance plans (and the Corporation shall reimburse the cost of any premiums for such coverage on an after-tax basis).  Any payment or reimbursement under this Section 4.3.2(d) that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

4.3.3 Termination Due to Death or Disability.  In the event that Executive's employment is terminated due to Executive's death or Disability:

(a)	The Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date;

(b)
The Corporation shall pay to Executive, in a lump sum in cash within ten (10) days after the Termination Date, an amount equal the sum of (a) Executive's annual salary as in effect on the Termination Date and (b) the greater of (i) Executive's target bonus for the fiscal year during which the Termination Date occurs or (ii) the highest performance bonus earned by Executive with respect to any preceding fiscal year;

(c)	The vesting of all of Executive's Incentive Awards shall be fully accelerated such that all Incentive Awards are vested in full as of the Termination Date; and

(d)
For a period of twelve (12) months after the Termination Date, the Corporation shall continue to provide benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with Section 3.2; provided, however, that any benefits (such as participation in a 401(k) plan) which may not be provided pursuant to applicable law or regulations shall not be provided during such period; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Corporation's health insurance plans (and the Corporation shall reimburse the cost of any premiums for such coverage on an after-tax basis).  Any payment or reimbursement under this Section 4.3.3(c) that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

4.3.4 Waiver and Release Agreement.  In consideration of the severance payments and other benefits described in clauses (b) and (d) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Company within 30 days after the applicable Termination Date a Waiver and Release Agreement in the form attached hereto as Exhibit A without alteration or addition other than to include the date (the "Release").  If Executive fails to execute and deliver the Release Agreement within 30 days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Corporation shall have no obligation to provide any of the severance payments and other benefits described in clauses (b) and (d) of Section 4.3.2.  The timing of severance payments under clause (b) of Section 4.3.2 upon Executive's execution and delivery of the Release shall be further governed by the following provisions (the last date on which such payments may be made, the "Severance Payment Deadline"):

(a)
In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed.

(b)
In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

4.4 Required Delay For Certain Deferred Compensation and Section 409A.  In the event that any compensation with respect to Executive's termination is "deferred compensation" within the meaning of Section 409A of the Code and the regulations promulgated thereunder ("Section 409A"), the stock of WellCare, the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six (6) months from the date of Executive's termination, except in the event of Executive's death.  Within thirty (30) days following the end of such six-month period, or, if earlier, Executive's death, the Corporation will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4.4.  Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journals' bank survey as of the first day of the six month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

4.5 Additional Payments.

4.5.1 Gross Up for Excise Tax.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation or WellCare to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including interest or penalties imposed with respect to such taxes, but not including interest and penalties imposed by reason of Executive's failure to file timely tax returns or to pay taxes shown due on such returns and any interest, additions, increases or penalties unrelated to the Excise Tax or the Gross-Up Payment), including, without limitation, the  Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  Notwithstanding the foregoing provisions of this Section 4.5.1, in the event the amount of Pyaments subject to the Excise Tax exceeds the product (the "Parachute Payment Limit") of 2.99 and Executive's applicable "base amount" (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of Executive's base salary, Executive shall be treated as having waived such rights with respect to Payments designated by Executive to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

4.5.2 Gross-Up Determinations.  Subject to the provisions of Section 4.5.3, below, all determinations required to be made under this Section 4.5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Executive and reasonably acceptable to the Corporation (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation.  All fees and expenses of the Accounting Firm shall be borne solely by the

 Corporation.  Any Gross-Up Payment, as determined pursuant to this Section 4.5, shall be paid by the Corporation to Executive within five (5) days of the receipt of the Accounting Firm's determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Corporation and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to Section 4.5.3, below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Executive.

4.5.3 Claims.  Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:  (a) give the Corporation any information reasonably requested by the Corporation relating to such claim, (b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (c) cooperate with the Corporation in good faith in order effectively to contest such claim, and (d) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 4.5.3, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided further, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall (to the extent permitted by law) advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax

(including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.5.4 Refunds.  If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 4.5.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation's complying with the requirements of said Section 4.5.3) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 4.5.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

4.5.5 Timing of Gross-Up Payment.  Subject to the foregoing provisions of this Section 4.5 that may require earlier payment, any Gross-Up Payment shall be paid to or for the benefit of Employee by December 31 of the calendar year following the calendar year in which the Excise Tax is remitted, or, if no Excise Tax is remitted, by December 31 of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of an audit or litigation relating to the Excise Tax.

4.6 Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Corporation or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Corporation or its subsidiaries at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

4.7 No Set-Off or Mitigation.  The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that the Corporation may have against Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.  The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1 Confidential Information.

5.1.1 Obligation to Maintain Confidentiality.  Executive acknowledges that, by reason of Executive's employment by the Corporation, the Executive will have access to confidential information (collectively, "Confidential Information") of WellCare, the Corporation and their respective subsidiaries (collectively, the "WellCare Companies").  Executive acknowledges that such Confidential Information is a valuable and unique asset of the WellCare Companies and covenants that, both during and after the Term, Executive will not disclose any Confidential Information to any Person (except as Executive's duties as a director, officer or employee of WellCare and the Corporation may require) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive's disclosure of Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a WellCare Company.

5.1.2 Company Property.  All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any WellCare Company or its providers, clients or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a WellCare Company that is collected by the Executive shall be delivered promptly to such WellCare Company without request by it upon termination of Executive's employment.  For purposes of this Section 5.1.2, "Intellectual Property" shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.2 Inventions.  Executive is hereby retained in a capacity such that Executive's responsibilities may include the making of technical and managerial contributions of value to the WellCare Companies.  Executive hereby assigns to the applicable WellCare Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such WellCare Company.  This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product.  Executive shall promptly and fully disclose all such contributions and inventions to the Corporation and assist the Corporation or any other WellCare Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the applicable WellCare Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be.  Notwithstanding the foregoing, no WellCare Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any WellCare Company's resources that does not relate to the business of any WellCare Company and does not result from any work performed by Executive for any WellCare Company.

5.3 Unfair Competition.

5.3.1 Scope of Covenant.  Executive agrees that during the Term, and for the one-year period beginning on the Termination Date, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other Person, without the prior written consent of the Board:

(a)
engage as an officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or otherwise participate, in each case, in any business that sells, markets, or provides any benefits or services within any state in which a WellCare Company is doing business at the time Executive ceases to be employed by the Corporation that are in direct competition with the benefits or services provided by such WellCare Company in such state;

(b)
recruit, hire or solicit any employee or former employee of any WellCare Company or encourage any employee of any WellCare Company to leave such WellCare Company's employ, unless such former employee has not been employed by the WellCare Group for a period in excess of six months; provided, however, that the provisions of this clause (b) shall not apply to any member of Executive's immediate family;

(c)
call upon any Person who is at the time Executive ceases to be employed by the Corporation, or who was at any time during the one year period prior to the date Executive ceases to be employed by the Corporation, a provider, customer or agent of any WellCare Company for the purpose of soliciting or selling benefits or services that would violate clause (a) above; or

(d)	request or advise any provider, customer or agent of any WellCare Company to withdraw, curtail or cancel its business dealings with such WellCare Company;

provided, however, that nothing in this Section 5.3.1 shall be construed to preclude Executive from making any investment in the securities of any business enterprise whether or not engaged in competition with any WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise, provided that such permitted activity shall not relieve the Executive from any other provisions of this Agreement.

5.3.2 Reasonableness.  It is agreed by the parties that the foregoing covenants in this Section 5.3 impose a reasonable restraint on Executive in light of the activities and business of the WellCare Companies on the date of the execution of this Agreement and the current plans of the WellCare Companies.  Executive acknowledges that the covenants in this Section 5.3 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevents unfair competition with the WellCare Companies for a limited period of time.

5.3.3 Severability.  The covenants in this Section 5.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

5.3.4 Enforcement by the Corporation not Limited.  All of the covenants in this Section 5.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against any WellCare Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or WellCare of such covenants.

5.4 Breach of Restrictive Covenants.  The parties agree that a breach or violation of this Article 5 will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

ARTICLE 6
ARBITRATION

6.1 General.  Except for an action for equitable relief that is permitted to be sought pursuant to Section 5.4, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 6 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration

Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in Tampa, Florida.

6.2 Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the "Independent" (or "Gold Card") list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Tampa, Florida.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

6.3 Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

6.4 Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  The Corporation shall be responsible for the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

6.5 Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 7
MISCELLANEOUS

7.1 Amendments.  The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2 Entire Agreement.  This Agreement and any agreements pertaining to the Incentive Awards constitute the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3 Counterparts.  This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4 Severability.  Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5 Waiver or Delay.  The failure or delay on the part of the Corporation or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6 Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.  Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law.  Without the prior written consent of Executive, this Agreement shall not be assigned by the Corporation.  The Corporation will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.7 Necessary Acts.  Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8 Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

7.9 Notices.  All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Heath Schiesser
On file with the Corporation

To WellCare or the Corporation:	WellCare Health Plans, Inc.
8735 Henderson Road
Renaissance Two
Tampa, FL 33634
Attn: General Counsel
Facsimile: (813) 290-6210

7.10 Headings and Captions.  The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.11 Construction.  All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.12 Counsel.  Executive has been advised by the Corporation that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.  The Corporation shall reimburse Executive for the reasonable fees and expenses of Executive's counsel(s) in connection with the preparation, negotiation, execution and delivery of this Agreement.

7.13 Withholding of Compensation.  Executive hereby agrees that the Corporation may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive's employment any amounts required to be deducted and withheld by the Corporation under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

WELLCARE
WELLCARE HEALTH PLANS, INC.
By: /s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Chairman, Compensation Committee

CORPORATION
COMPREHENSIVE HEALTH MANAGEMENT, INC.
By: /s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Duly Authorized

EXECUTIVE
/s/ Heath Schiesser
Heath Schiesser

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

            THIS WAIVER AND RELEASE AGREEMENT(this "Release")is entered into as of [TO BE DETERMINED AT TERMINATION OF EMPLOYMENT](the "Effective Date"), by Heath Schiesser (the "Executive") in consideration of severance pay and benefits (the "Severance Payment") provided to the Executive by Comprehensive Health Management, Inc., a Florida corporation (the "Corporation"), pursuant to clauses (b) and (d) of Section 4.3.2 of the Employment Agreement by and between the Corporation and the Executive (the "Employment Agreement").

1.            Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Corporation and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Corporation and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the "Employer"), from any and all causes of action, claims and damages, including attorneys'fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended);any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of WellCare and/or the Corporation (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive's equity ownership, or (c) under any indemnification or similar agreement with Executive.

            The Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Corporation.

            The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.            Acknowledgments.  The Executive is signing this Release knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing toconsult an attorney before signing this Release Agreement;

(b)
He has relied solely on his own judgment and/or that of his  attorney regarding the consideration for and the terms of this Release and is signing this Release Agreement knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)	He has been given at least twenty-one (21) calendar days to consider this Release, or he or she expressly waives his right to have at least twenty-one (21) days to consider this Release;

(e)
He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3.            No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.            Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release, the Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.            Execution.  It is not necessary that the Employer sign this Release following the Executive's full and complete execution of it for it to become fully effective and enforceable.

6.            Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.            Governing Law.  This Release shall be governed by the laws of the State of Florida, excluding the choice of law rules thereof.

8.            Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

_________________________
HEATH SCHIESSER